ARTICLES OF AMENDMENT
                               TO THE
                     ARTICLES OF INCORPORATION
                               OF
                         PAST-TELL LIMITED

Pursuant to the provision of the Utah Code Annotated (1953)
Section 16-10-57, et seq., as amended, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

1.  The name of the corporation is PAST-TELL LIMITED.

2. The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation on the 3rd day of June, 1985, in the manner prescribed by the provision of the Utah
Business Corporation Act:

                              ARTICLE III

Purposes and Powers. The purposes of this Corporation are to invest in all forms of investment, including real and personal property, stocks and bonds, including, but not limited to, the acquisition of a business opportunity in any industry including industries such as manufacturing, finance, service, natural resources, high technology, product development, medical, communications or any other industry; and to engage in all other lawful business.

3. The number of shares of the corporation outstanding at the time of such adoption was 2,965,000, and the number of shares entitled to vote thereon was 2,965,000. All of the shares were common shares of the same class with like rights and preference.

4.  All of the shares were voted for the above amendments as follows:

No. of Shares        Shares Voted "For"          Shares Voted "Against"
   2,965,000              1,955,000                       None

5. The manner in which an exchange of issued shares shall be effected is as follows: No Exchange.

6. The manner in which such amendments effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment is as follows: No Change.

DATED this 3rd day of June 1985.

                                   PAST-TELL LIMITED


                                   By: /s/  Wendy L. Prince
                                   Vice President


                                   By: /s/  Gene L. Bowling
                                   Secretary

State of Utah           )
                        )ss.
County of Salt Lake     )


On the 3rd day of June 1985, personally appeared before Wendy L.
Prince and Gene Bowling, the signors of the within and foregoing instrument, and duly acknowledged to me that they executed the same.

/s/
Notary Public